Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated September 8, 2022 to Prospectus dated April 28, 2021

Registration Nos. 333-255579 and 333-255579-01

Pricing Terms

Pricing Term Sheet

$350,000,000 5.950% Senior Notes due 2028

Issuer:	Hudson Pacific Properties, L.P.

Guarantor:	Hudson Pacific Properties, Inc.

Ratings: (Moody’s / S&P / Fitch)*:	Baa2 / BBB- / BBB-

Security Type:	Senior Unsecured Notes

Pricing Date:	September 8, 2022

Settlement Date:	September 15, 2022 (T+5)

Maturity Date:	February 15, 2028

Interest Payment Dates:	February 15 and August 15, beginning February 15, 2023

Principal Amount:	$350,000,000

Benchmark Treasury:	3.125% due August 31, 2027

Benchmark Treasury Price / Yield:	98-26 / 3.386%

Spread to Benchmark Treasury:	+265 bps

Yield to Maturity:	6.036%

Coupon:	5.950%

Public Offering Price:	99.614% of the principal amount

Optional Redemption Provisions:

Make-Whole Call:	Prior to January 15, 2028, based on the Adjusted Treasury Rate (as defined in the preliminary prospectus supplement) plus 40 basis points (0.40%)

Par Call:	On or after January 15, 2028, the redemption price will be equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to, but not including, the applicable redemption date

CUSIP / ISIN:	44409M AD8 / US44409MAD83

Joint Book-Running Managers:	Wells Fargo Securities, LLC BofA Securities, Inc. KeyBanc Capital Markets Inc. U.S. Bancorp Investments, Inc. RBC Capital Markets, LLC

Senior Co-Managers:	Barclays Capital Inc. Fifth Third Securities, Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC BMO Capital Markets Corp. Regions Securities LLC

Co-Managers:	Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751 or emailing wfscustomerservice@wellsfargo.com, or BofA Securities, Inc. toll-free at 1-800-294-1322 or emailing dg.prospectus_requests@bofa.com.